Exhibit 99.2.4

                             STOCK OPTION AGREEMENT


NQO 2001-HTI-009                                                    *37,020*
Option Number                                                  Number of Options

         A. A STOCK OPTION for a total of 37,020 shares of common stock, par value $0.001 (herein the "Option Shares"), of Headwaters Incorporated, a Delaware corporation (herein the "Company") is hereby granted to Lap-Keung Lee (herein the "Optionee"), subject in all respects to the terms and provisions of the Headwaters Incorporated 1995 Stock Option Plan, effective June 1, 1995 as amended (herein the "Plan"), which has been adopted by the Company and which is incorporated herein by reference.

         B. The Option price as determined by the Board of Directors of the Company is $0.01 per share and Optionee is hereby granted the Option and right to purchase from the Company said shares at said option price per share and Optionee shall have the right to purchase such shares all at one time or from time to time in Optionee's discretion, but only in multiples of 250 Option Shares unless such exercise is as to the remaining balance of the Option. The Option may be exercised by giving written notice of exercise to the Company specifying the number of Option Shares issuable on exercise to be purchased and the Option Price therefor. The notice of exercise shall be accompanied by payment in full of the Option Price in cash or check.

         C. Subject to the terms and conditions of the Plan, including section 9 thereof, Optionee's right and option to purchase the Option Shares, as set forth above, is fully vested.

         D. The Option is intended to be a non-qualified stock option under applicable tax laws and regulations.

         E. Notwithstanding the vesting provision of Paragraph "C" above, the Option Shares issued pursuant to this Option shall fully vest upon the occurrence of any of the following:

         (i) Any change of control of the Company. For purposes of this Option, "Change of Control" shall mean the occurrence of any one of the following: (a) the Company enters into an agreement or reorganization, merger or consolidation pursuant to which the Company is not the surviving corporation; (b) the Company sells substantially all its assets; (c) at least 51% of the outstanding securities of the Company are acquired, in one transaction or a series of transactions, by a single purchaser or group of related purchasers; or

         (ii)     Upon the death of the Optionee; or

         (iii) Upon a vote of the Board of Directors allowing full vesting to the Optionee.

         F. Subject in all respects to section 9 of the Plan, any unexercised portion of this Option shall automatically and without notice immediately terminate and become forfeited, null and void at the time of the earliest to occur of the following:

         (i) three months after the date on which the Optionee's employment is terminated for any reason other than by reason of (A) Cause (as defined in the Plan), (B) a mental or physical disability as determined by a medical doctor satisfactory to the Compensation Committee of the Board, or (C) death;

         (ii) immediately upon termination of Optionee's employment for Cause;

         (iii) twelve months after the date on which the Optionee's employment is terminated by reason of a mental or physical disability (within the meaning of the Internal Revenue Code section 22(e)) as determined by a medical doctor satisfactory to the Compensation Committee of the Board; or

         (iv) twelve months after the date of termination of the Optionee's employment by reason of death of the Employee.

         G. This Option may not be exercised if the issuance of shares of common stock of the Company upon such exercise would constitute a violation of any applicable Federal or state securities or other law or regulation. The Optionee, as a condition to his exercise of this Option, shall represent to the Company that the Option Shares that he acquires under this Option are being acquired by him for investment and not with present view to distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

         H. Optionee acknowledges that the Option Shares if and when issued, may be "restricted securities." Prior to exercise, Optionee shall review the Company's current SEC filings and otherwise take such steps as are necessary to become fully informed regarding the Company and its business. The stock certificates representing such shares may include any legend which the Company deems appropriate to reflect any restrictions on transfer.

         I. This Option may not be exercised after 15 December 2007, and may be exercised until such date only in accordance with the terms of the Plan.

         J. The Company acknowledges and agrees that the Option hereby granted is in consideration of Optionee's agreement to accept and continue employment with the Company or its subsidiary and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company.

Date of grant: 28 August 2001                        HEADWATERS INCORPORATED

                                                     By: /s/ Kirk A. Benson
                                                        ------------------------
                                                        Kirk A. Benson
                                                        CEO

ATTEST:


/s/ Harlan M. Hatfield
-----------------------------
Secretary

                                       2